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On June 6, 2013, at 9 a.m. New York time, Morgans Hotel Group Co. (the “Company”) held a live presentation for all its shareholders via webcast. A copy of the edited transcript of such presentation and the accompanying slides are set forth below and are available on the Company’s website at www.morganshotelgroup. com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This filing may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed Deleveraging Transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed Deleveraging Transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed Deleveraging Transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed Deleveraging Transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed Deleveraging Transaction will be considered or consummated and what impact, if any, that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this filing are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Shareholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

MHGC – Morgans Hotel Group Webcast to Discuss Strategic Alternatives

EVENT DATE/TIME: June 06, 2013 / 9:00AM New York time

CORPORATE PARTICIPANTS

Rich Szymanski Morgans Hotel Group - IR

Michael Gross Morgans Hotel Group - CEO

Yoav Gery Morgans Hotel Group - Chief Development Officer

PRESENTATION

Operator

Welcome to Morgans Hotel Group’s presentation of why the Company’s slate of directors is best positioned to maximize value for shareholders. Today’s presentation will begin with comments from the Morgans Hotel Group team, followed by a question-and-answer period.

(Operator Instructions)

At this time, all phone participants have been placed in a listen-only mode. It is now my pleasure to turn the floor over to Rich Szymanski. You may begin.

Rich Szymanski - Morgans Hotel Group - IR

Good morning, and thank you for joining this presentation of why the Company’s slate of directors is best positioned to maximize value for shareholders. With me today are Chief Executive Officer, Michael Gross; Chief Operating Officer, Dan Flannery; and Chief Development Officer, Yoav Gery, all of Morgans Hotel Group.

Before we begin, I need to remind everyone that part of our discussion today will include forward-looking statements. They are not guarantees of future performance, and therefore undue reliance should not be placed upon them. We refer you to all the Company’s filings with the Securities and Exchange Commission for a more detailed discussion of the risks that may have a direct bearing on the Company’s operating results, performance, and financial condition.

With that, I will pass the call to Michael.

Michael Gross - Morgans Hotel Group - CEO

Thanks, Rich, and Good morning, everyone, and thank you for joining our investor webcast. As you know, our slate of director nominees earlier this week announced its commitment to promptly initiate a process to explore strategic alternatives, including a sale of the Company upon re-election at the Company’s 2013 annual shareholder meeting.

As a result of our commitment to pursue strategic alternatives, the choice for shareholders is clear — elect Morgan’s slate, which currently includes proportional representation by OTK to immediately begin a sales process designed to maximize value for shareholders, or elect a Taubman and Olshan family-controlled OTK slate, which offers a vague plan that does not address balance sheet issues or significant consent rights and which we believe will result in significant uncertainty and a stalemate with our largest creditor.

Fundamentally, we believe that selling the Company is the right thing to do based on recent events and also given the current potential to maximize shareholder value. The uncertainty caused by OTK surrounding the deleveraging transaction we announced on April 1 undermined our strategy to grow shareholder value as a stand-alone enterprise.

And given the critical feedback we have received from shareholders and the strong and significant interest from potential strategic buyers in acquiring the Company in the last days, we believe the time is right to and that we must initiate a formal sales process for the business, provided that Morgans’ slate is elected.

We believe that OTK has neither the willingness nor the ability to pursue strategic alternatives. OTK [entered] the Company stock at an average cost of approximately $15.20 per share, raising questions about whether it would support a sale of the Company below this price.

Yucaipa continues to hold significant consent rights over a sale of the business or substantially all its assets under certain circumstances and has already publicly declared that it does not believe OTK is qualified to run the sales process. Furthermore, OTK is seeking to put three Taubman and Olshan family heirs on the board, which suggests they envision Morgans as a long-term family enterprise to pursue their family interests.

We have already received expressions of interest from now eight well capitalized strategic buyers in the hospitality sector. With debt costs at historic lows and equity markets reaching new highs, we believe this is the right time to initiate this process to maximize shareholder value.

When I joined the management team of Morgans a little over two years ago, I had a three to five-year vision to transition Morgans to a global brand and management Company with a view to ultimately monetizing the business given its plug-and-play attributes and the attractiveness of the portfolio to a larger Company with a global infrastructure. We are just entering year three, but recent important events have accelerated this timeline.

In April, we announced a deleveraging transaction to significantly reduce debt, address looming maturities, raise capital for growth, and eliminate obstacles to maximize shareholder value. However, given the litigation initiated by OTK, there is now substantial uncertainty around the proposed deleveraging transaction. Yucaipa has stated publicly now that the litigation with OTK will prevent any reasonable deal from closing, including the one Yucaipa executed with the Company.

Given the deleveraging transaction is now effectively derailed by OTK, the important feedback from our shareholders (technical difficulty) and any expressions of interest we have received, our slate of nominee directors has unanimously determined that it is prudent to initiate a competitive process to pursue a sale. Speaking on behalf of our board nominees, we are 100% committed — 100% — to executing this process in an expeditious manner, but ultimately it will be all of our shareholders who will decide the completion of any transaction to sell the Company.

OTK is cavalier about looming and significant debt maturities. They are clearly ignoring Yucaipa’s consent rights and we believe they are underestimating or underplaying the challenges they will face as a result of their combative stance against Yucaipa.

As you may have read, Yucaipa in its SEC filings supports our slate and a sale, which would allow us to proceed in running a sales process quickly and efficiently. Yucaipa also voiced concern around OTK’s slate and their ability and willingness to pursue a process as well as the potential for a stalemate, which will only detract from shareholder value.

However, we do support OTK playing a role in the process. Our slate gives them a seat at the table proportional with their ownership. Prior to OTK launching a proxy contest, we had offered them a second seat on the board, which they rejected. Our board and management have created a high growth, high cash flow, asset-light business model, leveraging our strong brand. The expressions of interest received to date substantially support our belief that our business model will be highly attractive to potential acquirers, and as a result, we believe we could achieve a strong multiple for our shareholders in the sales process.

The value creation opportunity is underscored by the multiples recently assigned to such models. For example, Marriott acquired the Gaylord brand and hotel management company for $210 million in October of 2012. This transaction included a ten times multiple paid for base fees. It is our strong belief that our brand and platform are worth more to a potential strategic acquirer. In addition, the niche boutique hotel space is highly attractive, further reinforcing the appeal of our Company to potential strategic acquirers who lack a compelling offering in this space.

As we communicated last quarter, we believe we have substantial built-in growth that could take the Company to $50 million to $60 million of stabilized run rate gross fees. This includes growth in fees from our existing hotels, fees from eight deals signed with five already under construction, and additional fees from our near-term pipeline.

But unfortunately, OTK’s recent actions have effectively blocked our plan to raise necessary growth capital and create a significant uncertainty for potential partners, putting up obstacles to signing new management contracts. This presents yet another reason to now move forward with the sale of the Company.

We have always believed that when executing our strategy that our model would be an attractive plug-and-play acquisition for strategic buyers. It’s always been our view that a strategic buyer would overlay their infrastructure, so our goal has been to build a platform to drive the growth of our management fees, which we believe is the best way to maximize shareholder value.

We also continue to hold significant value in our two remaining owned assets, Delano South Beach and Hudson. These are both highly attractive assets located in key gateway markets — New York and Miami. As a reminder, we completed major renovations at these hotels to upgrade the physical product, which we believe significantly enhances the value of these assets and positions them for significant growth in both RevPAR and profitability.

In summary, with receipt of unsolicited expressions of interest from now eight hospitality companies and recent feedback from shareholders, our slate of nominee directors has unanimously committed to promptly initiate a process to pursue a sale of the Company upon re-election at the Company’s 2013 Annual Shareholder Meeting. Our shareholders now face a very clear choice — either a process to explore the sale of the Company with the current board, or stalemate with uncertainty with Yucaipa and OTK battling for some time, which clearly will be detrimental to all of our shareholders.

Shareholders should be aware that a vote cast on OTK’s gold proxy card does not vote for any of Morgans’ nominees, even if shareholders only vote for three of OTK’s nominees and withhold from the remaining OTK nominees. If shareholders want to ensure that their vote does not inadvertently turn full control of the board over to OTK, they should cast their vote for all available nominees on Morgans’ white proxy card. For assistance in casting your vote for Morgans’ director nominees, please call Rick Grubaugh at DF King at 212-493-6950.

Thank you for your time, and we will now take your questions. As a reminder, anyone can submit questions online in the designed Q&A field.

QUESTIONS AND ANSWERS

Michael Gross - Morgans Hotel Group - CEO

Our first question that has come in is, “What is the status of the deleveraging transaction?”

As I noted in my presentation earlier, given the existing litigation launched by OTK, the deleveraging transaction has effectively been derailed, which was further supported by a statement over the last couple of days by Yucaipa reinforcing this.

The next question, “How committed are you to a sale? How do we know that you will now change your mind when elected?”

I’d just like to reinforce that our slate of nominees are 100% committed to a sale of this Company. Clearly, it’s just the right thing to do at this moment in time. I would say that I have felt strongly that a deleveraging transaction that would have also cleaned up critical consent rights and raise necessarily capital to fund the next layer of growth was, at the time, the best course of action to maximize value for our shareholders over the next 12 to 24 months. Unfortunately, that deal is no longer on the table.

And on a positive note, the level of interest that we have received from potential strategic acquirers has really been overwhelming. And I think that, coupled with the fact that we really have a favorable window today with debt markets being where they are and ultimately listening to shareholders like yourselves, who have been very vocal about what they would like to see. So, I think that really is, from our perspective, a critical next path for us, and I would just reinforce that all shareholders have my personal 100% commitment to see a process and to see a quick and efficient one as well.

The next question, “Why didn’t management disclose a $7.50 bid?”

I think it’s important to note that I had always planned to basically announce and disclose the $7.50 bid in our proxy statement, which it did, and in any prospectus for a rights offering as well. So it was always our understanding and belief that the $7.50 number would come out in advance of any closing of a rights offering, which sort of further reinforced our view that the intent of the rights offering was simply not to, as has been claimed by OTK, place shares into “friendly hands,” but more to have a very shareholder-friendly rights offering with full disclosure.

So, our next question is, “Can you comment on the actionability of your pipeline and the nature of your management contracts?”

I’m going to pass it over to Yoav Gery, who runs development for Morgans, who can help answer that.

Yoav Gery - Morgans Hotel Group - Chief Development Officer

Thanks, Michael. Over the last two years, we’ve had a lot of third-party investor interest in our Company, in our brand. As Michael noted, we’ve signed eight deals — five of them are under construction, will open up within the next two years. And furthermore this year, I think the drum beat has gotten louder and faster as far as investor interest. We’ve signed nine term sheets this year alone. They range from Europe — Berlin, Amsterdam, Paris, Istanbul — Rio in Latin America, Cartagena, India, Australia, LA.

Really, interest from around the world for our brand, for our management model. And I think the more they hear about what they hear about what this team has done as far as the platform that we have, what Dan Flannery has done with our operations team and creating a much stronger infrastructure for operating hotels, and also, on the development side, realizing that this really is a growth Company with the ability to launch its brands around the world. We now have interest from around the world and it’s growing.

All of these deals that we’re signing, all of the deals that we have signed since we came onboard a couple of years ago, and all of the term sheets that we’ve negotiated and signed, these are all long-term agreements, 15, 20, some of them even longer than 20-year agreements. They’re not terminable before then. They have standard industry performance tests, but other than that there’s no termination on sale or any other similar rights there. They’re very strong, long-term agreements.

As you probably know, I came over from Marriott. I was a lawyer there for many years. I did development there for several years. And these management agreements that we’re negotiating are based on the model that Marriott has created, which are long, strong, long-term fee agreements. So that’s what we’re signing and that’s what we’re going to continue to sign.

Michael Gross - Morgans Hotel Group - CEO

Thanks, Yoav. Our next question is, “What did ISS recommend?”

I think it’s critical to clarify that ISS voted not to hand over full board control to OTK, and they did support three OTK nominees out of seven. And I think I just really want to underscore the importance for everybody in terms of how they vote, that a vote on the gold proxy card would or may inadvertently pass full control over to OTK. So I just want to make sure that everybody understands that. And I gave earlier the name Rick Grubaugh at DF King who, is there’s any questions, he can be — he would be the appropriate one in terms of how to cast your vote if, in fact, you want to follow ISS recommendations.

The next question is, “If you were elected, will you proceed with the deleveraging transaction?”

As I mentioned earlier, at this point the deleveraging transaction has been derailed and there is no intent on our board’s slate of nominees to, at this point, continue to move forward with that transaction. But, more importantly, given the current market environment and the expressions of interest for now and potential strategic acquirers and the feedback we’ve received from many of you, it’s made us clear that our nominees now is the right time to sell the Company, and that is the path we are going to be pursuing if re-elected on next Friday, June 14.

Okay, any further questions? All right. I’d like to thank everybody for today’s participation. As I stated earlier, our shareholders now face a very clear choice — either a process to explore sale of the Company with the current board or stalemate and uncertainty with Yucaipa and OTK battling for some time. We believe our board slate is best positioned to maximize value for all of our shareholders and we urge you to vote the white proxy card for the Company’s nominees. Thank you again for your time.

Operator

Thank you. This concludes today’s webinar. You may now disconnect.

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COMMITTED TO MAXIMIZING VALUE June 6, 2013 MORGANS HOTEL GROUP CO.

2
Forward Looking Information and Cautionary
Statements
This presentation may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such
forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our
Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-
looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,”
“endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed Deleveraging Transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed Deleveraging Transaction until the earlier of a trial on the merits of the pending action or a decision by our Board of Directors with respect to the proposed Deleveraging
Transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed
Deleveraging Transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed Deleveraging Transaction will be considered or consummated and what impact, if any, that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this press release are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.
IMPORTANT ADDITIONAL INFORMATION
On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Shareholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

3
Clear Choice
for Shareholders
We will promptly begin a process upon re-election at the Company’s 2013 annual shareholder meeting
VS.
OTK has neither the willingness nor the ability to pursue strategic alternatives, given its cost basis at
$15.20 per share, Yucaipa’s consent rights and lack of support of OTK, and OTK’s desire to run Morgans as a long-term family enterprise
The Morgans’ Board is committed to promptly initiating a process to explore all strategic alternatives, including a sale of the Company
Stalemate, “Uncertainty and
Animosity”
OTK’s Slate
Exploration of all strategic
alternatives, including
a sale of the Company
Morgans’ Slate
Morgans’ largest creditor and significant consent holder, Yucaipa, has publicly supported Morgans’ slate
The choice is CLEAR